EXHIBIT 10.11

Summary of Revised Director Compensation Structure for Non-Employee Directors

     On October 19, 2004, the Board of Directors (“Board”) of Matrixx Initiatives, Inc., based upon the recommendation of the Compensation Committee, approved a revised compensation structure for non-employee directors. The new compensation structure is effective July 1, 2004, which is the date the Compensation Committee originally recommended the changes to the Board for its consideration.

     Under the new structure, the Chairman of the Board will receive a quarterly retainer of $7,500 and all other non-employee directors will receive a quarterly retainer of $5,000. All non-employee directors will receive an annual grant of 3,500 shares of restricted common stock and 10,000 options. The restrictions on the stock lapse three years from the date of grant and the options vest one-half immediately and one-half after one year. Non-employee directors will also receive a quarterly fee of $1,000 for each committee assignment (the “Committee Fee”). In addition, the Chairman of the Audit Committee will receive a quarterly fee of $2,000, and the Chairmen of the Corporate Governance and Nominating and Compensation Committees will each receive a quarterly fee of $1,250. Directors are also reimbursed for travel and other out-of-pocket expenses incurred by them that are incidental to Board and committee meeting attendance.